================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                                Hawk Corporation
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                Hawk Corporation
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                         [Hawk Corporation Letterhead]

                                                                  March 30, 1999



Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Hawk Corporation, on Monday, May 10, 1999, starting at 10:00 A.M. local time at 200 Public Square, Great Lakes Room, Cleveland, Ohio 44114.

     As more fully described in the attached Notice of Annual Meeting and the accompanying Proxy Statement, the principal business to be addressed at the meeting is the election of directors and ratification of the appointment of Ernst & Young LLP as independent accountants for the current year. In addition, the Company's management will report on the Company's results and will be available to respond to stockholders' questions.

     Your vote is important to the Company. Whether or not you plan to attend the Annual Meeting, please return the enclosed Proxy as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the Annual Meeting even if you have returned a Proxy.

     On behalf of the Directors and management of Hawk Corporation, we would like to thank you for your support and confidence in the Company and look forward to seeing you at the meeting.

Sincerely,

/s/ Norman C. Harbert                            /s/ Ronald E. Weinberg
NORMAN C. HARBERT                                RONALD E. WEINBERG
Chairman of the Board, Chief Executive           Chairman -- Executive Committee
Officer and President

                                HAWK CORPORATION

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 10, 1999


TO THE STOCKHOLDERS OF HAWK CORPORATION:

     The Annual Meeting of the Stockholders of Hawk Corporation, a Delaware corporation (the "Company"), will be held on Monday, May 10, 1999 at 200 Public Square, Great Lakes Room, Cleveland, Ohio 44114, beginning at 10:00 A.M. local time for the following purposes:

     1. To elect the directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified (Proposal 1);

     2. To ratify the appointment of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 1999 (Proposal 2); and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 17, 1999 are entitled to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card.

                                          By Order of the Board of Directors,


                                          /s/ Byron S. Krantz

                                          BYRON S. KRANTZ
                                          Secretary

                                HAWK CORPORATION

                                   ----------

                                 PROXY STATEMENT

                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hawk Corporation (the "Company" or "Hawk") to be used at the 1999 Annual Meeting of Stockholders of the Company to be held on Monday, May 10, 1999, and any postponements or adjournments of the meeting (the "Annual Meeting").

     This Proxy Statement and the accompanying Chairman and Executive Committee Chairman's Letter, Notice and Proxy Card, together with the Company's annual report to stockholders for the fiscal year ended December 31,1998, are being sent to stockholders beginning on or about March 30, 1999.

                              QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

Q:       WHEN AND WHERE IS THE ANNUAL MEETING?
A: Hawk's 1999 Annual Meeting of Stockholders will be held on Monday, May 10, 1999 at 10:00 a.m. local time at 200 Public Square, Great Lakes Room, Cleveland, Ohio 44114.

--------------------------------------------------------------------------------

Q:       WHAT ARE STOCKHOLDERS VOTING ON?
A:       - Re-election of two directors (Paul R. Bishop and Dan T. Moore, III)
         - Ratification of the appointment of Ernst & Young LLP as Hawk's independent accountants.
         If a proposal other than the two listed above is presented at the Annual Meeting, your signed proxy card gives authority to Byron S. Krantz and Marc C. Krantz to vote on such matters.

--------------------------------------------------------------------------------

Q:       WHO IS ENTITLED TO VOTE?
A: Stockholders as of the close of business on March 17, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote.

--------------------------------------------------------------------------------

Q:       HOW DO STOCKHOLDERS VOTE?
A: Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the two proposals. You have the right to revoke your proxy any time before the meeting by 1) notifying Hawk's Corporate Secretary, 2) voting in person or 3) returning a later-dated proxy. If you return your signed proxy card, but do not indicate your voting preferences, Byron S. Krantz and Marc C. Krantz will vote FOR the two proposals on your behalf.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Q:       WHO WILL COUNT THE VOTE?
A: Representatives of Continental Stock Transfer and Trust Co., Hawk's transfer agent, will tabulate the votes. Thomas A. Gilbride, Vice President -- Finance, and Joseph J. Levanduski, Corporate Controller, will act as inspectors of election.

--------------------------------------------------------------------------------

Q: WHAT SHARES ARE INCLUDED ON THE PROXY CARD AND WHAT DOES IT MEAN IF A STOCKHOLDER GETS MORE THAN ONE PROXY CARD?
A: The number of shares printed on your proxy card(s) represents all your shares. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. If you have shares credited to your 401(k) savings plan account held in custody by the trustee, CG Trust Company, you will receive a separate proxy card for those shares. The shares in your 401(k) savings plan will be voted in accordance with your instructions, if indicated. If your proxy card relating to the shares in your 401(k) account is signed, but does not indicate your voting preferences, Hawk has been advised by the plan administrator and the plan trustee that your shares will be voted in favor of each of the proposals.

--------------------------------------------------------------------------------

Q:       WHAT CONSTITUTES A QUORUM?
A: As of the Record Date, 8,693,900 shares of Hawk's Class A Common Stock were outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of adopting proposals at the Annual Meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. If you are present or represented by a proxy at the Annual Meeting and you abstain, your abstention will have the same effect as a vote against such proposal. "Broker non-votes" will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A "broker non-vote" occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

--------------------------------------------------------------------------------

Q:       WHO CAN ATTEND THE ANNUAL MEETING?
A:       All stockholders as of the Record Date can attend.

--------------------------------------------------------------------------------

Q:       WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?
A: Together, they own approximately 37.9% of Hawk's Class A Common Stock as of the Record Date. (See page 18 for more details.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Q:       WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?
A: - Norman C. Harbert, Hawk's Chairman of the Board, Chief Executive Officer and President, beneficially owns 1,192,175 shares of Class A Common Stock, or 13.7%, as of the Record Date.
         - Ronald E. Weinberg, Hawk's Chairman of the Executive Committee and Treasurer, beneficially owns 1,143,998 shares of Class A Common Stock, or 13.2%, as of the Record Date.

--------------------------------------------------------------------------------

Q:       WHEN IS A STOCKHOLDER PROPOSAL DUE FOR THE NEXT ANNUAL MEETING?
A: In order to be considered for inclusion in next year's proxy statement, stockholder proposals must be submitted in writing by March 10, 2000 to Byron S. Krantz, Secretary, Hawk Corporation, 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114, and must be in accordance with the requirements of Hawk's Amended and Restated By-laws and the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. (See page 20 for more details.)

--------------------------------------------------------------------------------

Q:       HOW DOES A STOCKHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF HAWK?
A: Any stockholder may recommend any person as a nominee for director of Hawk by writing to the Chairman of the Nominating Committee, c/o Hawk Corporation, 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114. Recommendations for next year's annual meeting must be received by March 10, 2000 and must be in accordance with the requirements of Hawk's Amended and Restated By-laws. (See page 21 for more details.)

--------------------------------------------------------------------------------

Q:       WHO PAYS FOR THE SOLICITATION EXPENSES?
A: The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Hawk. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone and by facsimile, and Hawk may pay persons holding shares for others their expenses for sending proxy materials to their principals. No solicitation will be made other than by directors, officers and employees of Hawk.

--------------------------------------------------------------------------------

                           PROPOSALS TO BE VOTED UPON

                     PROPOSAL ONE: RE-ELECTION OF DIRECTORS

         At the Annual Meeting, six directors are to be elected to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. The holders of the Hawk's Class A Common Stock are entitled to elect two directors. The terms of Hawk's Series D Preferred Stock provide the holders of the Series D Preferred Stock the right to elect a majority, or, based on the current size of the Board of Directors, four, of the directors to be elected at the Annual Meeting. The holders of the Series D Preferred Stock are Norman C. Harbert, Ronald E. Weinberg, Byron S. Krantz, the Harbert Family Limited Partnership, the Weinberg Family Limited Partnership and the Krantz Family Limited Partnership. The holders of the Series D Preferred Stock are parties to an agreement governing the voting and disposition of all shares of voting stock (which includes both the Class A Common Stock and Series D Preferred Stock) of Hawk of which they are the legal or beneficial owners. For a more detailed description, you should read the section entitled "Stockholders' Agreement" on page 19.

         The holders of the Series D Preferred Stock have determined to elect Norman C. Harbert, Ronald E. Weinberg, Byron S. Krantz and William J. O'Neill, Jr. at the Annual Meeting.

         Nominees for re-election this year by the holders of Hawk's Class A Common Stock are Paul R. Bishop and Dan T. Moore, III. Each has consented to serve until the next annual meeting and until their successors are duly elected and qualified. (See pages 6 and 7 for more information.)

         If any director to be elected by the holders of Hawk's Class A Common Stock is unable to stand for re-election, the Board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

         Hawk needs the affirmative vote of the holders of a plurality of the shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting to elect directors. Abstentions and votes withheld for directors will have the same effect as votes against.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MESSRS. BISHOP AND MOORE.

                                  PROPOSAL TWO:
          RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS


         Ernst & Young LLP ("E&Y") has been Hawk's independent public accountant since 1995. The Audit Committee and the Board believe that E&Y's long-term knowledge of Hawk is invaluable. Partners and employees of the firm engaged in audits are periodically changed, providing Hawk with new expertise and experience. Representatives of E&Y have direct access to members of the Audit Committee and regularly attend their meetings. Representatives of E&Y will attend the Annual Meeting to answer appropriate questions and make a statement if they desire.

         In 1998, the Audit Committee reviewed all services provided by E&Y to ensure that they were within the scope previously approved by the Committee.

         Although Hawk's Amended and Restated By-laws do not require the selection of independent accountants to be submitted to stockholders for approval, this selection is being presented to stockholders for ratification or rejection at the Annual Meeting. Hawk needs the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the meeting in order to ratify E&Y as independent accountants for the fiscal year ending December 31, 1999. If the resolution is rejected, or if Ernst & Young LLP declines to act or becomes incapable of action, or if its employment is discontinued, the Board will appoint other independent accountants whose continued employment after the next annual meeting of stockholders will be subject to ratification by stockholders.

         THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS HAWK'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

         BOARD OF DIRECTORS

         Certain information about the nominees to be elected by the holders of Hawk's Class A Common Stock and the directors to be elected by the holders of Hawk's Series D Preferred Stock is set forth below.


            NAME                AGE                            POSITION                           DIRECTOR SINCE
-------------------------------------------------------------------------------------------------------------------
                              DIRECTORS TO BE ELECTED BY CLASS A COMMON STOCKHOLDERS

Paul R. Bishop                   55    Director                                                        1993
Dan T. Moore, III                59    Director                                                        1989

                                DIRECTORS TO BE ELECTED BY PREFERRED STOCKHOLDERS*

Norman C. Harbert                65    Chairman of the Board, Chief Executive Officer                  1989
                                       and President
Ronald E. Weinberg               57    Chairman-- Executive Committee, Treasurer                       1989
                                       and Director
Byron S. Krantz                  63    Secretary and Director                                          1989
William J. O'Neill, Jr.          65    Director                                                        1989

------------------
* Under the terms of the Company's Series D Preferred Stock, the holders of the Series D Preferred Stock have the right to elect a majority of the directors as long as the Series is outstanding. The holders of the Series D Preferred Stock have indicated to the Company that at the Annual Meeting they have determined to elect Messrs. Harbert, Weinberg, Krantz and O'Neill. Messrs. Harbert, Weinberg, Krantz and O'Neill will hold office until their successors have been duly elected by the holders of the Series D Preferred Stock and qualified.

         Norman C. Harbert has served as the Chairman of the Board, Chief Executive Officer, President, and a Director of the Company since March 1989. Mr. Harbert has over 40 years of manufacturing experience. From 1987 to 1988, Mr. Harbert was Chairman, President and CEO of Maverick Tube Corporation, an oil drilling equipment manufacturer, and from 1981 to 1986, he served as President and CEO of Ajax Magnethermic Corporation, an international manufacturer of induction heating and melting equipment. Prior to that time, Mr. Harbert served at Reliance Electric Company for 22 years where, in 1980, his last position was as General Manager, Rotating Products Group, with primary responsibility for a division with annual sales of $250,000. Mr. Harbert is a director of Second Bancorp Inc., a bank holding company.

         Ronald E. Weinberg has served as Chairman of the Executive Committee of the Board of Directors since May 1998, and Treasurer and a Director since March 1989. Prior to his appointment as Chairman of the Executive Committee, Mr. Weinberg served as Vice-Chairman of the Board of the Company since March 1989. Mr. Weinberg has over 28 years of experience in the ownership and management of operating companies, including businesses in manufacturing, publishing and retailing. Since December 1997, Mr. Weinberg has been the Chairman of the Board and Chief Executive Officer of New Channel Communications Corp., a company specializing in direct marketing and the providing of computer software solutions.

         Paul R. Bishop has served as a Director since May 1993. Mr. Bishop has served as Chairman, President and Chief Executive Officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977.

         Byron S. Krantz has been the Secretary and a Director since March 1989. Mr. Krantz has been a partner in the law firm of Kohrman Jackson & Krantz P.L.L. since its formation in 1984.

         Dan T. Moore, III has served as a Director since March 1989. Mr. Moore has been the founder and owner of Dan T. Moore Company, Inc. since 1969; and the principal owner and Chairman of Flow Polymers since 1985, Soundwich, Inc. since 1988, Advanced Ceramics Corporation since 1993, and Perfect Impression, Inc. since 1994, all of which are manufacturing companies. He has been a director of Invacare Corporation, a manufacturer of health care equipment, since 1979, and a director of USEC Inc., a global energy company, since 1998. Mr. Moore is also a Trustee of the Cleveland Clinic Foundation and is Chairman of Cleveland Clinic Home Care.

         William J. O'Neill, Jr. has served as a Director since March 1989. Mr. O'Neill has been the President and Chief Executive Officer of Clanco Management Corp., an O'Neill family management company, since 1983. He has also served as the Managing Partner of Clanco Partners I, an Ohio general partnership, since March 1989.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES


         The Board of Directors met five times in 1998. During 1998, all members of the Board of Directors, except Mr. Moore, participated in at least 75% of all Board and applicable Committee meetings. Mr. Moore participated in 60% of all Board meetings.

         The Executive Committee, which consists of Messrs. Harbert, Weinberg and Krantz, was established in May 1998. During the intervals between meetings of the Board of Directors, the Executive Committee advises and aids the officers of the Company in all matters concerning its interests and the management of its business, and generally performs any duties that are directed by the Board from time to time. The Executive Committee possesses and may exercise all the powers of the Board while the Board is not in session, except the power to (1) elect any director or to elect or remove any member of the Executive Committee, (2) change the number of members of the Executive Committee, (3) declare any dividend or authorize any distribution on any shares of capital stock, or (4) amend the bylaws. The Executive Committee met once in 1998.

         The Audit Committee consists of Messrs. Bishop and O'Neill. The purpose of the Audit Committee is to review the accounting and reporting principles, policies and practices followed by the Company, the adequacy of the Company's internal, financial and operating controls, and the performance of Hawk's independent public accountants. The Audit Committee met twice in 1998.

         The Compensation Committee is composed of Messrs. Krantz and Bishop, and its purpose is to determine the compensation of Messrs. Harbert and Weinberg and to review and make recommendations regarding the compensation for the remaining executive officers of the Company. The Compensation Committee also administers the Company's 1997 Stock Option Plan (the "Option

Plan"). The Board of Directors reviews and votes upon all compensation determinations and option grants recommended by the Compensation Committee. The Compensation Committee met twice in 1998.

         The Nominating Committee, composed of Messrs. Harbert, Weinberg and Moore, is responsible for making recommendations to the Board of Directors on candidates for election to the Board. The Nominating Committee reviews nominees recommended to it by stockholders in writing and sent to the Secretary of the Company. A written recommendation must be delivered to the Company in a timely fashion as described below in "Stockholder Proposals and Director Nominations." The Nominating Committee did not meet in 1998.



DIRECTOR COMPENSATION


         The Company pays each director who is neither an employee of, or legal counsel to, the Company, nor affiliated with one of the Company's principal stockholders, an annual fee of $10,000 that is payable $5,000 in cash and $5,000 in shares of Class A Common Stock. In addition, the Company will pay each such director $1,000 in cash for each board meeting that such director attends and $500 in cash for each telephonic board meeting that such director participates in. The Company reimburses all directors for expenses incurred in connection with their services as directors. No additional consideration is paid to the directors for committee participation. The Company's Option Plan also provides for the grant to each non-employee director of an option to purchase 5,000 shares of Class A Common Stock on the date of his or her initial election to the Board of Directors.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Class A Common Stock, to file with the Securities and Exchange Commission ("SEC"), and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Class A Common Stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of copies of reports furnished to the Company or written representations that no reports were required, the Company believes that all Section 16(a) filing requirements were met in 1998.

                               EXECUTIVE OFFICERS

         Set forth below are the names, ages, positions and certain other information concerning the current executive officers of the Company:


NAME                                                    AGE                           POSITION
----                                                    ---                           --------
Norman C. Harbert(1)................................     65     Chairman of the Board, Chief Executive
                                                                Officer, President and Director
Ronald E. Weinberg(1)...............................     57     Chairman -- Executive Committee,
                                                                Treasurer and Director
Jeffrey H. Berlin...................................     36     Executive Vice President
Douglas D. Wilson...................................     55     Executive Vice President, President --
                                                                Friction Products Co. and President --
                                                                S.K. Wellman Corp.
Thomas A. Gilbride..................................     45     Vice President-- Finance
Joseph J. Levanduski................................     36     Corporate Controller

----------
(1) Biographical information for Messrs. Harbert and Weinberg can be found under "Board of Directors."

         Jeffrey H. Berlin has served as an Executive Vice President of the Company since May 1997. Between July 1994 and May 1997, Mr. Berlin served as Vice President -- Marketing and Corporate Development of the Company. From August 1991 to July 1994, Mr. Berlin served the Company as its Director of Corporate Development.

         Douglas D. Wilson has served as the President of Friction Products Co., a wholly-owned subsidiary of the Company ("FPC") since January 1992, the President of S.K. Wellman Corp., a wholly-owned subsidiary of the Company ("SKW") since June 1995 and an Executive Vice President of the Company since September 1996. From November 1990 to December 1991, he was the Executive Vice President of FPC. Mr. Wilson has been the Chairman of the Industry Advisory Group of the Center for Advanced Friction Studies at the University of Illinois at Carbondale since its formation in April 1996.

         Thomas A. Gilbride has served as Vice President -- Finance of the Company since January 1993. Between March 1989 and January 1993, Mr. Gilbride was employed by the Company in various financial and administrative functions.

         Joseph J. Levanduski has served as Corporate Controller of the Company since April 1997. From August 1995 until April 1997, he was Controller of FPC, and from March 1996 until April 1997, he was also Group Controller coordinating the accounting functions of both FPC and SKW. Mr. Levanduski was Controller of Plasti-Kote Company, Inc., a manufacturer of aerosol spray paints, from 1988 to 1995, and Assistant Controller of Plasti-Kote from 1986 to 1988.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE


         The following table summarizes the compensation paid by the Company to the Company's Chairman of the Board, Chief Executive Officer and President and the four other most highly compensated executive officers (the "Named Executive Officers").


                                                                              LONG-TERM
                                                                             COMPENSATION
                              ------------------------------------     -------------------------
                                       ANNUAL COMPENSATION                AWARDS        PAYOUTS
                              ------------------------------------     ------------   ----------
                                                                        SECURITIES                    ALL OTHER
         NAME AND               FISCAL                                   UNDERLYING       LTIP      COMPENSATION
    PRINCIPAL POSITION           YEAR       SALARY         BONUS          OPTIONS*      PAYOUTS            **
---------------------------   --------   -----------   -----------    ------------   ----------    -----------
Norman C. Harbert               1998       $ 444,000     $ 644,000          10,000        8,300(1)   $  34,100(2)
Chairman of the Board,          1997         400,000       499,000              --           --         28,000(2)
Chief Executive Officer         1996         377,000       410,000              --           --         33,600(2)
and President

Ronald E. Weinberg              1998         327,000       644,000          10,000           --         13,100(3)
Chairman -- Executive           1997         303,000       499,000              --           --          3,800
Committee and Treasurer         1996         266,000       410,000              --           --          9,500

Jeffrey H. Berlin               1998         197,000       164,000          20,000           --          6,400
Executive Vice President        1997         164,000       134,000              --           --          3,800
                                1996         137,000       100,000              --           --          9,500

Douglas D. Wilson               1998         209,000       188,000          20,000                       6,400
Executive Vice President,       1997         204,000       174,000              --           --          3,800
President -- FPC and            1996         166,000       120,000              --           --          9,500
President --  SKW                                                                            --

Jess F. Helsel                  1998         165,000       130,000(4)       10,000           --         14,400(5)
Former President--              1997         150,000       281,000(4)           --           --         12,300(5)
Helsel, Inc.                    1996         150,000       912,000(4)           --           --         12,300(5)

------------------


* Options to purchase Class A Common Stock at an exercise price of $18.70 per share for Messrs. Harbert and Weinberg and $17.00 per share for all others and each vesting 20% per year over five years.

** Unless otherwise described, represents amounts contributed by FPC to FPC's profit sharing plan on behalf of such Named Executive Officer.

(1) Represents benefits paid to Mr. Harbert under the FPC tax-qualified non-contributory, defined benefit pension plan beginning in November 1998 when Mr. Harbert reached the age of 65.

(2) Represents $23,700, $24,200 and $24,100 and in premiums paid by the Company in 1998, 1997 and 1996, respectively, for term life policies of which Mr. Harbert is the insured and his wife is the beneficiary; $6,400, $3,800 and $9,500 and contributed in 1998, 1997 and 1996, respectively, by FPC to FPC's profit sharing plan on behalf of Mr. Harbert; and $4,000, paid on behalf of Mr. Harbert for a life insurance policy pursuant to his Split Dollar Agreement (as described in "Employment Agreements" below).

(3) Represents $6,400 contributed in 1998 by FPC to FPC's profit sharing plan on behalf of Mr. Weinberg and $6,700, paid on behalf of Mr. Weinberg for a life insurance policy pursuant to his Split Dollar Agreement (as described in "Employment Agreements" below).

(4) Upon the Company's acquisition of Helsel, Inc., the Company entered into an Employment Agreement with Mr. Helsel. His bonus was determined in accordance with an earnings formula set forth in that employment agreement. As of January 1, 1999, Mr. Helsel retired as President of Helsel, Inc. and serves the Company as a consultant.

(5) Includes $3,200 for 1998 and $1,800 for 1997 and 1996 contributed by Helsel to Helsel's employee's savings and investment plan, as matching contributions relating to before-tax contributions made by Mr. Helsel under such plan, and $11,200 for 1998 and $10,500 for 1997 and 1996 contributed by Helsel to Helsel's profit sharing plan on behalf of Mr. Helsel.


OPTION GRANTS IN 1998


         The following table summarizes information concerning options granted during the Company's fiscal year ended December 31, 1998 to each of the Named Executive Officers.

                                                                                            POTENTIAL REALIZABLE
                           NUMBER OF                                                          VALUE AT ASSUMED
                           SHARES OF     PERCENT OF                                         ANNUAL RATES OF STOCK
                            COMMON      TOTAL OPTIONS                                        PRICE APPRECIATION
                             STOCK       GRANTED TO     EXERCISE                               FOR OPTION TERM
                          UNDERLYING    EMPLOYEES IN    PRICE PER                         -------------------------
NAME                       OPTIONS *     FISCAL 1998      SHARE         EXPIRATION DATE       5%          10%
---------------------     -----------   -------------   ---------    -------------------  -------------------------
Norman C. Harbert              10,000        2.9%          $18.70           May 15, 2003   $  51,600      $ 114,100

Ronald E. Weinberg             10,000        2.9%          $18.70           May 15, 2003      51,600        114,100

Jeffrey H. Berlin              20,000        5.9%          $17.00           May 15, 2008     213,800        541,800

Douglas D. Wilson              20,000        5.9%          $17.00           May 15, 2008     213,800        541,800

Jess F. Helsel                 10,000        2.9%          $17.00           May 15, 2008     106,900        270,900

* Options granted May 12, 1998 and vesting 20% per year over five years beginning on the first anniversary of the date of grant.

OPTION VALUES AT YEAR-END 1998


         The following table summarizes information with respect to the number of unexercised options held by the Named Executive Officers as of December 31, 1998. The exercise price of the options did not exceed the last sale price of the Class A Common Stock on December 31, 1998. No Named Executive Officer exercised any options in 1998.

                                                  NUMBER OF SHARES
                                               UNDERLYING UNEXERCISED
                                             OPTIONS AT DECEMBER 31, 1998
                                         ----------------------------------
NAME                                      EXERCISABLE       UNEXERCISABLE
---------------------------------        -------------    -----------------
Norman C. Harbert                             -0-              10,000
Ronald E. Weinberg                            -0-              10,000
Jeffrey H. Berlin                             -0-              20,000
Douglas D. Wilson                             -0-              20,000
Jess F. Helsel                                -0-              10,000

BENEFIT PLANS


         FPC sponsors a tax-qualified non-contributory, defined benefit pension plan covering substantially all of its employees. The plan provides participating employees with retirement benefits at normal retirement age (as defined in the plan) based on specified formulas. In no event will the amount of annual retirement income determined under these formulas and payable at the participant's retirement date be greater than $90,000. In addition, federal law defines the maximum amount of annual compensation that may be taken into account in calculating the amount of the pension benefit as follows: 1996 -- $150,000; 1997 -- $160,000; and 1998 -- $160,000. The estimated annual benefit payable at normal retirement age for each Named Executive Officer who is eligible to participate in the FPC pension plan is as follows: Mr. Harbert -- $49,200; Mr. Weinberg -- $90,000; Mr. Wilson -- $90,000; and Mr. Berlin -- $90,000.

         FPC maintains a tax-qualified profit sharing plan, including features under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), that covers substantially all of its employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 10% and a discretionary FPC contribution allocated to each employee based on compensation.

         Helsel, Inc., a wholly-owned subsidiary of the Company ("Helsel"), maintains a tax-qualified savings and investment plan, including features under
Section 401(k) of the Code, which covers substantially all of its employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 15%, a 50% matching contribution by Helsel (up to a maximum of 2% of an employee's compensation), and a discretionary Helsel contribution.

         Helsel sponsors a tax-qualified defined contribution plan that covers substantially all of its employees. The retirement plan provides eligible employees with an annual Helsel contribution equal to 7% of their compensation.

EMPLOYMENT AGREEMENTS

         Pursuant to Employment Agreements, each dated as of November 1, 1996, Mr. Harbert has agreed to serve as Chairman of the Board, President and Chief Executive Officer of Hawk, and Mr. Weinberg has agreed to serve as Chairman -- Executive Committee and Treasurer, through December 2004. Each of Mr. Harbert and Mr. Weinberg receives an annual bonus based on the incentive compensation determined by the Compensation Committee. The base salary may be adjusted by the Compensation Committee of the Board. If either Mr. Harbert or Mr. Weinberg becomes mentally or physically disabled during the term, the Company will pay his annual base salary, at the same rate preceding the disability, for the remainder of the term of the employment agreement. In the event of death or disability of either Mr. Harbert or Mr. Weinberg during the term, the Company will also pay any of his bonus earned but not paid. Neither Mr. Harbert nor Mr. Weinberg may engage in any competitive business while he is employed by the Company and for a period of two years thereafter.

         Mr. Harbert is required to devote substantially all of his business time and effort to the Company but may serve on the boards of other companies and charitable organizations. Under the terms of Mr. Weinberg's employment agreement, he is not required to devote all of his time and effort to the business of the Company, and in recent periods, he has devoted approximately 75% of his time and effort to the business of the Company.

         In January 1998, the Company entered into a split dollar life insurance agreement with each of Mr. Harbert and Mr. Weinberg (the "Split Dollar Agreements") pursuant to which the Company purchased life insurance policies on the lives of Mr. Harbert and Mr. Weinberg in the face amounts of $1.0 million and $3.8 million, respectively. Under the terms of the Split Dollar Agreements, the Company will pay the annual premiums of the insurance policies in the amount of $46,163 for Mr. Harbert's policy and $58,586 for Mr. Weinberg's policy, and the Company will be reimbursed for such payments from the policy proceeds in an amount equal to the greater of the cash value of the policies or the total amount of premiums paid during the term of the policies. The remaining proceeds of each policy will be paid to beneficiaries designated by the insured. The Split Dollar Agreements will terminate upon the occurrence of any of the following events: (1) total cessation of the Company's business; (2) the bankruptcy, receivership or dissolution of the Company; or (3) the termination of the insured's employment by the Company (other than for reason of his death or mental or physical disability). Upon the termination of a Split Dollar Agreement, the insured will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.

         An existing Wage Continuation Agreement between the Company and Mr. Harbert was amended and restated in connection with the Company's entry into the Split Dollar Agreement with Mr. Harbert. The Wage Continuation Agreement, as amended and restated, provides that if Mr. Harbert dies during the term of his employment agreement or dies while he is no longer in the active employ of the Company solely because of a mental or physical disability, the Company will pay his spouse a monthly wage continuation payment until her death in an amount equal to $12,500 per month (on an after-tax basis) less a monthly annuity (on an after-tax basis) to be purchased for the spouse of Mr. Harbert with Mr. Harbert's share of the proceeds of the split dollar insurance policy on Mr. Harbert's life. An existing Wage Continuation Agreement between the Company and Mr. Weinberg was terminated in connection with the Company's entry into the Split Dollar Agreement with Mr. Weinberg.

         Upon the acquisition of Helsel by a group led by Mr. Harbert and Mr. Weinberg, Jess F. Helsel entered into an Employment Agreement and Consulting Agreement, each effective July 1, 1994. Mr. Helsel agreed to serve as President of Helsel through the expiration of the term of the employment agreement in June 1997. In June 1997, these agreements were amended to extend the term of the employment agreement by an additional year ending in June 1998 and to delay the commencement of the term of the consulting agreement until July 1998. The agreements were amended again in March 1998 to extend the term of the employment agreement through December 31, 1998 with an annual base salary of $160,000 and to delay the commencement of the term of the consulting agreement until January 1, 1999. Mr. Helsel received an annual base salary of $150,000 in 1996 and 1997 and an annual bonus determined in accordance with specified formulas based on the amount by which Helsel's earnings before interest, income taxes, depreciation, amortization, certain corporate charges and payment of Mr. Helsel's bonus exceeds specified targets. Under the amended consulting agreement, the Company will pay Mr. Helsel $150,000 for each of the first two years after the expiration of the extended term of the employment agreement and $75,000 for each of the third and fourth years after the expiration of such term. If Mr. Helsel dies or becomes disabled during the term of the consulting agreement, the Company will pay the balance of the installments required by the agreement for the remainder of the term. Mr. Helsel may not engage in any competitive business while he is employed by the Company and for a period of five years after the expiration of the extended term of his employment agreement. Mr. Helsel became a consultant to Helsel on January 1, 1999.

         The Company has no other employment agreements with any of its executive officers.


                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors determines the compensation for Mr. Harbert, the Chairman of the Board, Chief Executive Officer and President, and Mr. Weinberg, the Chairman -- Executive Committee, and reviews and makes recommendations regarding the compensation for the remaining executive officers of the Company. The Committee also administers the Company's Option Plan, recommending, in consultation with executive management, grants of options and the terms of the grants for employees of Hawk and its subsidiaries. The Committee submits its proposals and recommendations for executive officer compensation and stock option grants to the full Board of Directors for approval.

         The Committee is composed of two non-employee directors, Paul R. Bishop and Byron S. Krantz.

COMPENSATION PHILOSOPHY

         The Compensation Committee subscribes to a total compensation program composed of three elements: base salary, annual incentives and long term incentives. In formulating and implementing compensation policy and structure and making bonus recommendations, the Committee has followed the philosophy that a substantial portion of the compensation should be related to the Company's financial performance. Accordingly, the compensation program has been structured to include annual incentive compensation based upon earnings before interest, taxes depreciation and amortization ("EBITDA") of the Company. The Committee believes that the performance-based incentive program has been crucial in attracting high caliber executives necessary for the successful conduct of the Company's business. In addition, the Committee believes that the program has become an important part of the culture of the Company, and should continue as the foundation for executive officer incentives. While continuing to use EBITDA as the basis for annual incentive compensation, the Committee has also approved the introduction of additional individual performance standards for managers.

         A goal of the Committee is maintaining total compensation on a basis consistent with similar companies that achieve similar substantial EBITDA margins, as well as other strategic and performance characteristics. The Committee, as it deems appropriate, utilizes independent national consulting services and reviews executive compensation of similar companies to determine appropriate levels of compensation. The Committee selects the companies for comparison based on numerous factors, such as the industries in which they operate, their EBITDA margins, their size and complexity and the availability of compensation information.

BASE SALARY

         In the early part of each year, the Compensation Committee reviews the salary of Mr. Harbert and Mr. Weinberg, and determines the base salary for these officers, and reviews the recommendations of Messrs. Harbert and Weinberg regarding the compensation for the remaining executive officers. The Committee, in determining the appropriate base salaries of the executive officers, generally considers the historic base salary, the growth of the earnings of the Company, the total compensation package, individual performance and other relevant factors. The Committee has not found it practicable, nor has it attempted, to assign relative weights to specific factors used in determining base salary levels for individual officers. As the Committee believes is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

         The base salaries for 1999 of Mr. Harbert and Mr. Weinberg will be unchanged from 1998. The Committee believes that the salaries are appropriate at this time and that increases in total compensation, if any, for 1999 should arise by virtue of the annual incentive compensation.

ANNUAL INCENTIVE COMPENSATION

         The Company has, since its formation, provided a significant portion of total compensation for its executive officer group, including Mr. Harbert and Mr. Weinberg, from incentive compensation based on the success of the Company. Total annual incentive compensation for the executive officers is based on approximately 5% of EBITDA. The Compensation Committee awarded approximately 35% of the available incentive compensation funds to each of Mr. Harbert and Weinberg in 1998.

         While the Compensation Committee believes that EBITDA should continue as the basis for annual incentive compensation for executive officers, the Committee has also approved the introduction of additional individual performance standards for managers. To the extent applicable to any executive officer, the standards may include the Company's historical and recent financial performance in the principal area of responsibility of the officer (including such measures as sales, gross margins, net income and customer count) and the individual's progress toward specified non-financial goals within his area of responsibility. The Committee is presently working with management to define meaningful individual performance standards as an adjunct to annual incentive compensation based on group performance.

LONG-TERM INCENTIVES

         The Company has adopted the Option Plan which allows for the issuance of incentive and non-statutory stock options. The Compensation Committee, in consultation with executive management, is charged with designating those persons to whom options are to be granted and determining the terms of the option. In granting options, the Compensation Committee takes into consideration the past performance and anticipated future contribution of the potential option recipient, the recruiting and retention of management talent and other relevant considerations.

         One of the objectives of the Option Plan is to align the interests of the Company's stockholders with recipients of the option grants. All grants of options since the public offering by the Company have been made with an exercise price equal to the closing price on the day before the grant, and the options vest ratably over a five year period. The Committee believes that this procedure ties the compensation value of these stock options directly to the long term performance of the Company as measured by its future return to the stockholders.

1998 CHAIRMEN COMPENSATION

         The base salary and annual incentive compensation earned in 1998 by Mr. Harbert and Mr. Weinberg were determined as described above in this report and reflect the greater success of the Company in 1998, including increased revenues, EBITDA and net income and the achievement of certain strategic initiatives. Mr. Harbert's and Mr. Weinberg's base salaries and annual incentive compensation each increased approximately 21% from 1997 to 1998. These increases compare to a 14.5% increase in revenues, a 36.1% increase in EBITDA and a 213.8% increase in net income, all in the same 1997 to 1998 period.

         The stock options granted to Mr. Harbert and Mr. Weinberg in 1998 reflect the Committee's view of the importance of aligning the interests of the Company's stockholders with the recipients of the option grants. The options granted to Mr. Harbert and Mr. Weinberg in 1998 represent collectively 5.8% of the options awarded by the Company in 1998. The Committee believes that the grant of stock options to Mr. Harbert and Mr. Weinberg, along with their already significant stock holdings in the Company, further serves to align their financial interests with those of the other stockholders.

                                                  COMPENSATION COMMITTEE
                                                  PAUL R. BISHOP
                                                  BYRON S. KRANTZ


                      COMPENSATION COMMITTEE INTERLOCKS AND
                 INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Byron S. Krantz serves as Secretary of the Company without compensation and is a partner in the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to the Company.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 17, 1999, information regarding the beneficial ownership of the Company's Class A Common Stock and Series D Preferred Stock, by (1) each stockholder known by the Company to be the beneficial owner of more than five percent of such stock, (2) each director, (3) the Named Executive Officers, and (4) all directors and executive officers of the Company as a group. The information contained in this table does not include 317,200 shares of Class A Common Stock issuable under the Option Plan under options that are outstanding, but not presently exercisable or held by persons other than those listed in the table.


                                                                          BENEFICIAL OWNERSHIP(1)
                                                  -----------------------------------------------------------------

                                                              CLASS A COMMON                  SERIES D PREFERRED
                                                  -----------------------------------------------------------------
                                                                 RIGHT TO
NAMES AND ADDRESS(2)                                  SHARES     ACQUIRE(3)     PERCENTAGE     SHARES  PERCENTAGE
                                                  -----------------------------------------------------------------
Norman C. Harbert(4)(5)                             1,190,175       2,000          13.7%        689        45%

Ronald E. Weinberg(4)(6)                            1,141,998       2,000          13.2%        689        45%

Byron S. Krantz(4)(7)                                 271,972       1,000           3.1%        152        10%

The Prudential Insurance Company of America(8)        758,300          --           8.7%         --        --
         751 Broad Street
         Newark, New Jersey 07102

Wellington Management Company, LLP(9)                 710,000          --           8.2%         --        --
         75 State Street
         Boston, Massachusetts 02109

Robert Fleming Inc.(10)                               511,110          --           5.9%         --        --
         320 Park Avenue, 11th Floor
         New York, New York 10022

Dalton, Greiner, Hartman, Maher & Co.(11)             481,800          --           5.5%         --        --
         1100 Fifth Avenue South, Suite 301
         Naples, Florida 34102

William J. O'Neill, Jr.(12)                           282,151       1,000           3.3%         --        --

Jeffrey H. Berlin                                     260,742       4,000           3.0%         --        --

Douglas D. Wilson                                      56,838       4,000              *         --        --

Dan T. Moore, III                                      10,860       1,000              *         --        --

Paul R. Bishop                                          6,254       1,000              *         --        --

Jess F. Helsel                                          5,604       2,000              *         --        --

All directors and executive officers                3,277,834      23,000          37.9%      1,530        100%
as a group (11) individuals

------------------

*    Less than 1%

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole investment and voting power over the shares of capital stock owned.
                                     (footnotes continued on the following page)

(2) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Hawk Corporation, 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114.
(3) Shares of Class A Common Stock the directors and executive officers have the right to acquire through stock options that are or will become exercisable within 60 days.
(4) Each of these stockholders is a party to an agreement governing the voting and disposition of all shares of voting stock of which such stockholders are the legal or beneficial owners. Each such stockholder disclaims beneficial ownership of the shares of voting stock owned by the other such stockholders. See "Stockholders' Agreement."
(5) Includes 75,000 shares of Class A Common Stock held by The Harbert Foundation, an Ohio nonprofit corporation of which Mr. Harbert is one of the trustees; 1,032,561 shares of Class A Common Stock held by the Harbert Family Limited Partnership, an Ohio limited partnership, of which Mr. Harbert is the managing general partner; and 15,000 shares of Class A Common Stock held by a defined benefit plan for the benefit of Mr. Harbert. Also includes 150 shares of Series D Preferred Stock held by the Harbert Family Limited Partnership.
(6) Includes 1,078,153 shares of Class A Common Stock held by the Weinberg Family Limited Partnership, an Ohio limited partnership, of which Mr. Weinberg is the managing general partner. Also includes 150 shares of Series D Preferred Stock held by the Weinberg Family Limited Partnership.
(7) Includes 243,876 shares of Class A Common Stock held by the Krantz Family Limited Partnership, an Ohio limited partnership, of which Mr. Krantz is the managing general partner. Also includes 33 shares of Series D Preferred Stock held by the Krantz Family Limited Partnership.
(8) Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 2, 1999. Includes 557,900 shares over which Prudential shares voting and dispositive power.
(9) Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 9, 1999. Includes 320,000 shares over which Wellington shares voting power and 710,000 shares over which Wellington shares dispositive power.
(10) Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 5, 1999. Includes 511,100 shares over which Robert Fleming shares voting and dispositive power.
(11) Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on January 27, 1999. Includes 453,300 shares over which Dalton has sole voting power.
(12) Includes 275,897 shares held by Clanco Partners I, an Ohio general partnership of which Mr. O'Neill is managing partner.

STOCKHOLDERS' AGREEMENT

      Messrs. Harbert, Weinberg and Krantz are parties to a Stockholders' Voting Agreement, effective as of November 27, 1996, that, as amended, provides that to the extent that any of them is the legal or beneficial owner of any voting stock of the Company, including any shares of Class A Common Stock or Series D Preferred Stock, they will vote those shares (1) in favor of electing Messrs. Harbert, Weinberg and Krantz (so long as each desires to serve) or their respective designees to the Board of Directors of the Company, (2) in favor of electing such other directors to the Board of Directors as a majority of Messrs. Harbert, Weinberg and Krantz or their respective designees shall direct and (3) with respect to such matters as are submitted to a vote of the stockholders of the Company as a majority of Messrs. Harbert, Weinberg and Krantz or their respective designees shall direct. If any of Messrs. Harbert, Weinberg and Krantz or their respective affiliates sells more than 50% of the Class A Common Stock beneficially owned by such individual on May 12, 1998, the obligation of the other parties to continue to vote their shares of Class A Common Stock and Series D Preferred Stock for the selling stockholder or his designee as a director will terminate. The agreement will terminate upon the first to occur of the mutual written agreement of the parties to terminate the agreement or the death of the last to die of Messrs. Harbert, Weinberg or Krantz or their respective designees; provided that the provisions described in clauses (1) and
(2) above will terminate sooner in the event that none of Messrs. Harbert, Weinberg and Krantz (or any designee thereof) remains on the Board of Directors.

                                PERFORMANCE GRAPH

      The following graph compares the cumulative total return on the Company's Class A Common Stock with the cumulative total return of the Russell 2000 Index and the S&P Industry Group Index -- Manufacturing (Diversified). Cumulative total return for each of the periods shown in the Performance Graph is calculated from the last sale price of the Company's Class A Common Stock at the end of the period and assumes an initial investment of $100 on May 12, 1998, the day the Company commenced trading of its Class A Common Stock, and the reinvestment of any dividends.

                                     [GRAPH]

                         5/12/98   6/30/98   9/30/98   12/31/98

HAWK CORPORATION         100.00    103.71     56.65     49.29
S&P INDUSTRY GROUP       100.00     96.15     80.06     98.96
RUSSELL 2000 INDEX       100.00     94.81     75.71     87.83

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Preferred Stock Redemption. Concurrently with the closing of the Company's initial public offering on May 15, 1998, the Company (1) redeemed all of the outstanding shares of Series A Preferred Stock, $0.01 par value per share, for approximately $1.4 million, 351 of the 702 outstanding shares of Series B Preferred Stock, $0.01 par value per share, for approximately $356,000, and seven of the 1,189 outstanding shares of Series C Preferred Stock, $0.01 par value per share, for approximately $7,000, which represented their liquidation value plus accrued and unpaid dividends (the "Preferred Stock Redemption"), and
(2) exchanged the remaining outstanding shares of Series B and Series C Preferred Stock for an equal number of Series D Preferred Stock.


      Certain of the shares of Series A, Series B and Series C Preferred Stock redeemed in the Preferred Stock Redemption were owned by directors and executive officers of the Company as follows: (1) the Series A Preferred Stock owned Clanco Partners I, of which William J. O'Neill, Jr. is the managing partner, Clanco Family Limited Partnership ("Clanco FLP"), of which Mr. O'Neill is a director of its general partner, and the Dorothy K. O'Neill Revocable Trust, of which Mr. O'Neill is also a co-trustee; (2) the Series B Preferred Stock owned by Clanco FLP, Jeffrey H. Berlin, Douglas D. Wilson and Thomas A. Gilbride; and
(3) the Series C Preferred Stock owned by Clanco Partners I, Mr. Wilson and Dan
T. Moore, III, and certain fractional shares owned by Messrs. Harbert, Weinberg and Krantz and their respective affiliates. The Series A Preferred Stock redemption proceeds were distributed to the holders of the Series A Preferred Stock, including approximately: $1.0 million to Clanco Partners I; $290,000 to Clanco FLP; and $100,000 to the Dorothy K. O'Neill Revocable Trust. The Series B Preferred Stock redemption proceeds were distributed to certain holders of the Series B Preferred Stock, including approximately $320,000 to Clanco FLP.

      Following the Preferred Stock Redemption, the Company exchanged all shares of the Series B and Series C Preferred Stock of which each of Messrs. Harbert, Weinberg and Krantz and their respective affiliates is the legal and beneficial owner for an equal number of shares of Series D Preferred Stock. Immediately prior to the Preferred Stock Redemption, Mr. Weinberg purchased certain shares of Series C Preferred Stock from other stockholders so that, following the exchange, he owned the same amount of shares of Series D Preferred Stock as Mr. Harbert. Messrs. Harbert, Weinberg and Krantz and their respective affiliates own all of the outstanding shares of Series D Preferred Stock. The redeemed and exchanged shares of Series A, Series B and Series C Preferred Stock were canceled and permanently retired. Therefore, no shares of Series A, Series B or Series C Preferred Stock remain authorized or outstanding.

      Partial June 1995 Note Repayment. Certain stockholders of the Company issued notes to the Company to repay certain indebtedness incurred by them with respect to the acquisition of Helsel (the "June 1995 Notes") as follows: by Mr. Harbert in the original principal amount of approximately $802,000; and by Mr. Weinberg in the original principal amount of approximately $802,000. The June 1995 Notes are due and payable on July 1, 2002 and bore interest at the prime rate plus 1.25% per annum through September 30, 1996, and at the prime rate thereafter. In May 1998, each of Messrs. Harbert and Weinberg repaid $302,000 of their June 1995 Notes. The remaining outstanding principal amount of the June 1995 Note for each of Messrs. Harbert and Weinberg is $500,000.

      Other. The Company is a party to an expense sharing arrangement under which the Company shares the expenses of its Cleveland, Ohio headquarters with Weinberg Capital Corporation, of which Mr. Weinberg is President and sole shareholder. Pursuant to a formula based on full-time equivalent personnel, the Company pays approximately 53% of the overhead costs of the headquarters, including rent, utilities and copying, telephone and other expenses. The aggregate amount of the payments by the Company for the shared headquarters was $354,000 in 1998.

      Byron S. Krantz, a director and the Secretary of the Company, is a partner of the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to the Company. The Company paid legal fees to Kohrman Jackson & Krantz P.L.L. in 1998 of $572,000 for services in connection with a variety of matters, including the initial public offering and the acquisition of Clearfield Powdered Metals, Inc.

      The Company believes that the terms of the transactions and the agreements described above are on terms at least as favorable as those which it could otherwise have obtained from unrelated parties. On-going and future transactions with related parties will be (1) on terms at least as favorable as those that the Company would be able to obtain from unrelated parties, (2) for bona fide business purposes, and (3) approved by a majority of the disinterested and non-employee directors.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

      A stockholder intending to present a proposal to be included in the Company's Proxy Statement for the Company's 2000 Annual Meeting of Stockholders must deliver a proposal, in accordance with the requirements of the Company's Amended and Restated By-laws and Rule 14a-8 under the Exchange Act, to the Secretary of the Company at the Company's principal executive office no earlier than February 10, 2000 and no later than March 10, 2000. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and record address of the stockholder proposing such business, (3) the class and number of shares of Common Stock that are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business.

      A stockholder desiring to nominate a director for election at the Company's 2000 Annual Meeting of Stockholders must deliver a notice, in accordance with the requirements of the Company's Amended and Restated By-laws, to the Secretary of the Company at the Company's principal executive office no earlier than February 10, 2000 and no later than March 10, 2000. Such notice must include (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Company beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act; and (2) as to the stockholder giving the notice, (a) the name and record address of the stockholder, and (b) the class and number of shares of capital stock of the Company beneficially owned by the stockholder. The Company may require any proposed nominee to furnish additional information reasonably required by the Company to determine the eligibility of the proposed nominee to serve as a director of the Company.


                                  OTHER MATTERS

      The Board of Directors of the Company is not aware of any other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote the shares they represent as the Board of Directors may recommend.

      You are urged to sign and return your Proxy promptly to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.


                                      By Order of the Board of Directors,

                                      /s/ Byron S. Krantz

                                      BYRON S. KRANTZ
                                      Secretary
March 30, 1999

[FRONT]

PROXY                           HAWK CORPORATION                           PROXY
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 1999
           200 PUBLIC SQUARE, GREAT LAKES ROOM, CLEVELAND, OHIO 44114
                              10:00 A.M. LOCAL TIME

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Byron S. Krantz and Marc C. Krantz, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of the Stockholders of Hawk Corporation to be held on May 10, 1999, at 200 Public Square, Great Lakes Room, Cleveland, Ohio 44114, beginning at 10:00 a.m. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the Meeting or any adjournments thereof, all as set forth in the March 30, 1999 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Hawk Corporation.

            PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR "FOR ALL NOMINEES"
                              AND FOR PROPOSAL 2.

1. Election of Paul R. Bishop and Dan T. Moore, III as directors.
   FOR ALL NOMINEES [ ] (unless struck out above) WITHHOLD FROM ALL NOMINEES [ ]

   (Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee.)

            THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE,
                           SIGN AND RETURN PROMPTLY.




[BACK]

2. Ratification of appointment of independent accountants.
   FOR / /           AGAINST / /               ABSTAIN / /


                                   (Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

                                   Dated:_________________________________, 1999


                                   ---------------------------------------------
                                   Signature

                                   ---------------------------------------------
                                   Signature if held jointly
                                   I plan to attend the meeting: Yes / /  No / /


 THIS PROXY WILL BE VOTED FOR THE NOMINEES AND THE ABOVE MATTER UNLESS OTHERWISE
  INDICATED, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS PROPERLY
                          BROUGHT BEFORE THE MEETING.